                                   AGREEMENT
                                    BETWEEN
                            ML MEDIA PARTNERS, L.P.
                                      AND
                              SMITHTOWN BAY, LLC,
                               A LIMITED PARTNER

    WHEREAS, Smithtown Bay, LLC is a limited partner (the "Limited Partner") of ML Media Partners, L.P. (the "Partnership"); and

    WHEREAS, Limited Partner seeks to own or acquire or has acquired through purchase, assignment or transfer, 1% or more of the Interests in the Partnership; and

    WHEREAS, Section 7.3(A) of the Partnership Agreement provides, among other things, that no purported sale, assignment or transfer of an Interest to any person who would own 1% or more of the Interests in the Partnership shall be permitted, recognized, or effective for any purpose; provided that the General Partner may permit, in its sole discretion, such sale, assignment or transfer if such person provides satisfactory assurances to the General Partner that any interests of such person in media properties would not be attributable to the Partnership; and

    WHEREAS, the Partnership has been advised by the Staff of the Federal Communications Commission ("AFCC") that limited partners seeking to acquire 1% or more of the Interests in the Partnership shall be considered to hold attributable interests in the Partnership unless such limited partners satisfy the FCC's criteria for insulating limited partners from any direct or indirect involvement in the management or operation of the media-related activities of the Partnership.

    NOW THEREFORE, the General Partner has determined to permit, recognize or give effect to certain proposed transfers which would result in the Limited Partner owning 1% or more of the Interests in the Partnership in consideration, among other things, of the Limited Partner's agreement to and compliance with the following terms, condition and assurances concerning such Limited Partner's interests in media properties and the Limited Partner hereby agrees to and agrees to comply with each of the following:

    1.  Limited Partner shall not act as an employee of the Partnership.

    2. Limited Partner shall not serve as an independent agent or contractor of agent with respect to any of the Partnership's media enterprises.

    3. Limited Partner shall not communicate with any FCC licensees in which the Partnership holds an interest or the General Partner on matters pertaining to the day-to-day operations of any such licensee's business.

    4. Limited Partner agrees that General Partner may veto any admissions of additional general partners proposed by the Limited Partner.

    5. Limited Partner shall not be permitted to vote on the removal of the General Partner, provided, however, that the Limited Partner may vote on the removal of the General Partner in situations where the General Partner is subject to bankruptcy proceedings as described in Section 17-402(a)(4)-(5) of the Delaware Revised Uniform Limited Partnership Act or is adjudicated incompetent by a court of competent jurisdiction.

    6. Limited Partner shall not perform any services on behalf of the Partnership relating to its media activities, with the exception of making loans, to, or acting as a surety with respect to such business.

    7. Limited Partner is expressly prohibited from becoming actively involved in the management or operation of the media business of the Partnership.
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    8.  Limited Partner agrees that it will at no time own more than 5% of the
       Interests in the Partnership.

    9. Limited Partner agrees to provide such additional information and assurances as the General Partner or the Partnership may request from time to time and acknowledges that the General Partner shall be entitled to take any actions provided in Section 7.3, and to redeem such Interests pursuant to Section 7.4, of the Partnership Agreement, on the basis of any determination by the General Partner that Limited Partner is or has become an Ineligible Person as described in Section 7.3 of the Partnership Agreement or has breached any of the terms of this agreement.

Smithtown Bay, LLC

  By:  Global Capital Management
       its Manager

  By:            /s/ MICHAEL J. FREY             Date: May 23, 1997
            -----------------------------
                   LIMITED PARTNER

  Media Management Partners

  By:          /s/ ROBERT F. AUFENANGER          Date: May 28, 1997
            -----------------------------
               EXECUTIVE VICE PRESIDENT
               ML Media Management Inc.

            -----------------------------
                      Print Name

            -----------------------------
                        Title

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                                  [LETTERHEAD]

BY FACSIMILE AND U.S. MAIL

                                                               November 24, 1998

Mr. Thomas A. Schmidt
Smithtown Bay, LLC
C/O EBF & Associates
601 Carlson Parkway, Suite 200
Minnetonka, MN 55305

    Re:  ML MEDIA PARTNERS, L.P. (THE "PARTNERSHIP")--SMITHTOWN BAY, LLC

Dear Mr. Schmidt:

This letter is in response to your letter dated November 20, 1998 regarding the intention of Smithtown Bay, LLC ("Smithtown") to initiate a registered tender offer for up to 5% of the outstanding units of limited partnership interest (the "Units") in the Partnership. In the context of such proposed registered tender offer you have requested a waiver of certain ownership restrictions contained in a certain agreement previously entered into between Smithtown and the Partnership (i.e., letter agreement dated May 23, 1997 (the "Prior Agreement"), which among other things, limits Smithtown's ownership of Units of the Partnership to not more than 5% of the outstanding Partnership Units. As we discussed, based on Smithtown's representation that it currently owns less than 5% of the outstanding Units and that it intends to initiate a registered tender offer (i.e., in accordance with the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the "Securities Laws")) for not more than an additional 5% of the Partnership's Units, and subject to the terms of this letter and the conditions set forth below, the Partnership will not enforce the 5% ownership limitation (described in paragraph 8 of such Prior Agreement) in connection with the proposed registered tender offer. The foregoing waiver is conditioned upon the following: (i) Smithtown's commencement of a registered tender offer as provided in the Securities Laws within 5 business days of the date of this letter, with a purchase price per Unit in Smithtown's offer being an amount in cash in excess of $750 per Unit as of the tender offer date, (ii) Smithtown's compliance with the Securities Laws, (iii) the satisfaction of the provisions of the Partnership's Second Amended and Restated Agreement of Limited Partnership, as amended (the "Partnership Agreement"), including without limitation, the provisions of Article Seven of the Partnership Agreement, as determined by the Partnership's general partner in its sole discretion, and (iv) the number of Units transferred pursuant to the proposed tender offer when taken together with all other transfers of Units in the Partnership for any tax year of the Partnership does not exceed the limitations established by the Partnership to stay within the 5% safe harbor percentage limitation and such other limitations set forth in the safe harbor provisions of Internal Revenue Service Notice 88-75. Please be advised, however, that notwithstanding the foregoing, the Partnership (i) does not waive any of the provisions of or its rights pursuant to Sections 7.1, 7.3 or 7.4 of the Partnership Agreement, and the Partnership reserves its right to limit transfers of Units (including Units transferred pursuant to the proposed tender offer you describe
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Mr. Thomas A. Schmidt
Page 2
November 24, 1998

and other Units) to less than 5% of outstanding Units in any tax year and (ii) the agreements of Smithtown set forth in paragraphs 1 through 7 and 9 of the Prior Agreement shall remain in full force and effect.

    Please be further aware that this letter does not make any determination in favor of Smithtown as to whether the transfer of any such Units will be recognized by the Partnership when and if submitted to the Partnership for transfer.

                                          Very truly yours,

                                                  /s/ ANNE JULIE RUVANE
                                          --------------------------------------
                                                    Anne Julie Ruvane
                                             VICE PRESIDENT & SENIOR COUNSEL